Exhibit 10.14

LEASE

Landlord: BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP

Tenant: RAVEN BIOTECHNOLOGIES, INC.

Date: November 21, 2006

TABLE OF CONTENTS

1.	PROPERTY	1

	1.1 Lease of Building	1

	1.2 Landlord’s Reserved Rights	2

2.	TERM	2

	2.1 Term	2

	2.2 Condition of Premises	3

	2.3 Acknowledgement Of Commencement Date	4

	2.4 Holding Over	5

3.	RENTAL	5

	3.1 Minimum Rental	5

	(a) Rental Amounts	5

	(b) Additional Rent (If Applicable)	6

	(c) Square Footage of Building	6

	3.2 Late Charge	7

4.	TAXES	7

	4.1 Personal Property	7

	4.2 Real Property	7

5.	OPERATING EXPENSES	8

	5.1 Payment of Operating Expenses	8

	5.2 Definition Of Operating Expenses	8

	5.3 Determination Of Operating Expenses	11

	5.4 Final Accounting For Lease Year	11

	5.5 Proration	12

6.	UTILITIES	12

	6.1 Payment	12

	6.2 Interruption	12

7.	ALTERATIONS; SIGNS	13

	7.1 Right To Make Alterations	13

	7.2 Title To Alterations	13

	7.3 Tenant Fixtures	14

	7.4 No Liens	14

	7.5 Signs	14

8.	MAINTENANCE AND REPAIRS	15

	8.1 Landlord’s Work	15

	8.2 Tenant’s Obligation For Maintenance	15

	(a) Good Order, Condition And Repair	15

	(b) Landlord’s Remedy	15

	(c) Condition Upon Surrender	16

9.	USE OF PROPERTY	16

	9.1 Permitted Use	16

	9.2 [Omitted.]	16

	9.3 No Nuisance	16

	9.4 Compliance With Laws	17

	9.5 Liquidation Sales	17

	9.6 Environmental Matters	17

10.	INSURANCE AND INDEMNITY	23

	10.1 Insurance	23

	10.2 Quality Of Policies And Certificates	24

	10.3 Workers’ Compensation	25

	10.4 Waiver Of Subrogation	25

	10.5 Increase In Premiums	25

	10.6 Indemnification	25

	10.7 Blanket Policy	26

11.	SUBLEASE AND ASSIGNMENT	26

	11.1 Assignment And Sublease Of Building	26

	11.2 Rights Of Landlord	27

12.	RIGHT OF ENTRY AND QUIET ENJOYMENT	28

	12.1 Right Of Entry	28

	12.2 Quiet Enjoyment	29

13.	CASUALTY AND TAKING	29

	13.1 Damage or Destruction	29

	13.2 Condemnation	31

	13.3 Reservation Of Compensation	32

	13.4 Restoration Of Improvements	32

14.	DEFAULT	33

	14.1 Events Of Default	33

	(a) [Omitted.]	33

	(b) Nonpayment	33

	(c) Other Obligations	33

	(d) General Assignment	33

	(e) Bankruptcy	33

	(f) Receivership	33

	(g) Attachment	33

	(h) Insolvency	34

	14.2 Remedies Upon Tenant’s Default	34

	14.3 Remedies Cumulative	35

15.	SUBORDINATION, ATTORNMENT AND SALE	35

	15.1 Subordination To Mortgage	35

	15.2 Sale Of Landlord’s Interest	36

	15.3 Estoppel Certificates	36

	15.4 Subordination to CC&R’s	36

	15.5 Mortgagee Protection	37

16.	SECURITY	37

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	16.1 Deposit	37

17.	MISCELLANEOUS	39

	17.1 Notices	39

	17.2 Successors And Assigns	41

	17.3 No Waiver	41

	17.4 Severability	41

	17.5 Litigation Between Parties	41

	17.6 Surrender	41

	17.7 Interpretation	42

	17.8 Entire Agreement	42

	17.9 Governing Law	42

	17.10 No Partnership	42

	17.11 Financial Information	42

	17.12 Costs	43

	17.13 Time	43

	17.14 Rules And Regulations	43

	17.15 Brokers	43

	17.16 Memorandum Of Lease	43

	17.17 Corporate Authority	43

	17.18 Execution and Delivery	43

	17.19 Survival	44

	17.20 Parking	44

EXHIBITS

EXHIBIT A	Real Property Description

EXHIBIT B	Site Plan

EXHIBIT C	Acknowledgement of Commencement Date

- iii -

LEASE

THIS LEASE (“Lease”) is made and entered into as of November 21, 2006, by and between BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and RAVEN BIOTECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, substantially concurrently with the execution of this Lease, Tenant and Amgen SF, LLC, a Delaware limited liability company (“Amgen”) are entering into a sublease (the “Amgen Sublease”) providing for Tenant’s subleasing of the Building (defined below) from Amgen for the remaining term of the Prior Lease (defined below), which term is presently scheduled to expire on December 31, 2013; and

B. WHEREAS, the intention of the parties, in executing this Lease at this time, is to establish a leasing relationship which will be fully binding on the parties and their successors and assigns as of the date of execution hereof, but which will ripen into an actual possessory interest, with attendant commencement of performance of economic and other obligations hereunder on a current basis, only upon the Commencement Date as determined pursuant to Section 2.1 below;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. PROPERTY

1.1 Lease of Building.

(a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the two-story office and laboratory building which is located on the real property described in Exhibit A attached hereto (the “Property”), is commonly known as One Corporate Drive, South San Francisco, California (the “Building”), contains approximately 66,127 square feet and is presently leased to Amgen, as successor in interest (by merger) to Tularik Inc., pursuant to a Build-to-Suit Lease dated as of April 20, 1995, as amended by a First Amendment to Lease dated as of February 10, 1998 and by a Second Amendment to Build-to-Suit Lease dated as of August 12, 2004 (as amended, the “Prior Lease”). The location of the Building on the Property is depicted on the site plan attached hereto as Exhibit B (the “Site Plan,” on which the Building is designated as “Building B” and is located in the area labeled “Phase I” on the Site Plan). The Property is part of the Britannia Biotechnology Center, sometimes also referred to as the Britannia Gateway Center (the “Center,” comprising collectively Phase I and Phase II as shown on the Site Plan) on Gateway Boulevard in the City of South San Francisco, County of San Mateo, State of California. The Building and related improvements presently existing on the Property are sometimes referred to collectively herein as the “Improvements.” The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in the Site Plan and as heretofore or hereafter modified by Landlord from time to time in accordance with the provisions of this

Lease, are sometimes referred to herein as the “Common Areas.” Amgen (as successor in interest to Tularik) also presently leases one other building in the Center, at Two Corporate Drive, from Landlord pursuant to a Build-to-Suit Lease dated as of February 10, 1998, as amended by a First Amendment to Build-to-Suit Lease dated as of August 12, 2004.

(b) As an appurtenance to Tenant’s leasing of the Building pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Property and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Property, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.

1.2 Landlord’s Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 12.1 hereof, the following rights: (i) to make changes to the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Common Areas, and to relocate parking spaces on the Property and in the Common Areas (but not materially decrease the number of such parking spaces in areas of the Property generally adjacent to the Building); (ii) to close temporarily any of the Common Areas for maintenance or other reasonable purposes, provided that reasonable parking and reasonable access to the Building remain available; (iii) to construct, alter or add to other buildings and Common Area improvements on the Property (including, but not limited to, construction of site improvements, buildings and Common Area improvements on portions of the Property and/or on adjacent properties owned by Landlord from time to time); (iv) to build in areas adjacent to the Property and to add such areas to the Property or operate such areas, for maintenance, access, parking and other purposes, on an integrated basis with the Property; (v) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property or any portion thereof or to any adjacent properties owned by Landlord from time to time; and (vi) to do and perform such other acts with respect to the Common Areas and the Property as may be necessary or appropriate; provided, however, that notwithstanding anything to the contrary in this Section 1.2, Landlord’s exercise of its rights hereunder shall not cause any material diminution of Tenant’s rights, nor any material increase of Tenant’s obligations, under this Lease or with respect to the Improvements.

2. TERM

2.1 Term.

(a) The term of this Lease shall commence on the date (the “Commencement Date”) immediately following the date on which the Prior Lease expires, it being the intention of the parties that Tenant’s occupancy of the Building as a subtenant under the Amgen Sublease shall be followed immediately, without any intervening gap, by Tenant’s occupancy of the Building as a direct tenant under this Lease. The term of this Lease shall end, unless sooner terminated or extended as hereinafter provided, on February 28, 2018 (the “Termination Date”). Tenant’s minimum rental and Operating Expense obligations under this Lease with respect to the Building shall begin on the Commencement Date. The parties anticipate that the Commencement Date will occur on January 1, 2014, since the presently scheduled expiration date of the Prior Lease is December 31, 2013.

(b) Notwithstanding the foregoing provisions of Section 2.1 (a):

(i) If the Prior Lease is terminated prior to its scheduled expiration date by either Landlord or Amgen as a result of damage, destruction or condemnation, then this Lease shall be deemed to be terminated concurrently with such early termination, the Commencement Date shall not occur, and Landlord and Tenant shall have no further obligations under this Lease; provided, however, that if such early termination is elected by the tenant under the Prior Lease (but not by Landlord) as a result of damage or destruction occurring during the final year of the term of the Prior Lease, then Landlord agrees to negotiate in good faith with Tenant, if so requested by Tenant, regarding the possibility of causing the Building to be rebuilt for occupancy by Tenant during the remaining term (if any) of the Prior Lease and during the term of this Lease, but no such rebuilding of the Building and reinstatement of this Lease shall occur except pursuant to a written agreement mutually executed at the time by Landlord and Tenant in their respective discretion; and

(ii) If the Prior Lease is terminated prior to its scheduled expiration date for any other reason, then unless otherwise agreed by Landlord and Tenant at the time in a written agreement mutually executed by them in their respective discretion, this Lease shall be deemed to be terminated concurrently with such early termination, the Commencement Date shall not occur, and Landlord and Tenant shall have no further obligations under this Lease.

2.2 Condition of Premises.

(a) Tenant acknowledges that it will accept and occupy the Building in “AS IS” condition as the Building exists on the Commencement Date, immediately following the termination or expiration of the Prior Lease and Amgen Sublease and of Tenant’s occupancy of the Building as a subtenant thereunder, and Landlord shall have no obligation to improve, repair or prepare the Building for occupancy by Tenant under this Lease; provided, however, that the foregoing provisions of this sentence shall be subject to any rebuilding obligations expressly imposed upon Landlord under the Prior Lease (to the extent any such rebuilding is in progress on the Commencement Date) or pursuant to a future written agreement (if any) as contemplated in Section 2.1(b)(i) above. Without limiting the generality of the foregoing, TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY AGENT OF LANDLORD IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE BUILDING AND IMPROVEMENTS, OR WITH RESPECT TO THE PRESENT OR FUTURE SUITABILITY

OF THE BUILDING OR IMPROVEMENTS FOR THE CONDUCT OF TENANT’S BUSINESS OR PROPOSED BUSINESS THEREIN, AS OF THE DATE OF EXECUTION OF THIS LEASE OR AS OF THE COMMENCEMENT DATE.

(b) Landlord and Tenant shall each use their respective best efforts to schedule and participate in, and to cause Amgen to participate in, a mutual walk-through of the Building prior to, or within thirty (30) days after, Tenant’s commencement of occupancy of the Building as a subtenant pursuant to the Amgen Sublease, with the objective of arriving at a list mutually approved by Landlord, Tenant and Amgen describing all material fixtures, trade fixtures, equipment (if any) and tenant improvements to be left in place in the Building by Amgen upon Amgen’s tender of possession of the Building to Tenant, including (but not limited to) all attached fume hoods and lab benches. Landlord shall have no obligation to enforce Amgen’s obligation to leave any such items in place in the Building, but hereby assigns to Tenant for enforcement by Tenant, in Tenant’s sole discretion (and subject to any separate agreement on this subject between Amgen and Tenant), any rights and/or claims of Landlord against Amgen, under the Prior Lease, with respect to the condition in which Amgen is required to leave the Building, including (but not limited to) the leaving of any specific items in place in the Building.

(c) Landlord shall provide Tenant with a tenant improvement allowance in the maximum amount of One Million Five Hundred Seventy-Five Thousand and No/100 Dollars ($1,575,000.00, calculated at the rate of $75.00 per square foot for the agreed area of 21,000 for the unimproved area of the Premises as of the date of this Lease) (the “Tenant Improvement Allowance”), to be available for application towards the construction of tenant improvements by Tenant in the Premises at any time after the date which is six (6) months prior to the scheduled Commencement Date as set forth above. Tenant’s construction of such tenant improvements shall be governed by the provisions of this Section 2.2(c) and of Article 7 hereof, and such tenant improvements shall be constructed in compliance with all of the provisions thereof (including, without limitation, all conditions relating to Landlord’s approval of plans and specifications). The Tenant Improvement Allowance shall not be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any cost or expense associated with any moveable furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of this Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of this Lease. Any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant within fifteen (15) months after the Commencement Date shall expire and shall no longer be available to Tenant thereafter. Additional conditions and procedures relating to the disbursement of the Tenant Improvement Allowance shall be as reasonably prescribed in writing by Landlord or its Project Manager (as designated by Landlord from time to time). To the extent the Tenant Improvement Allowance or any portion thereof is actually drawn down by Tenant, the amount actually drawn down shall result in a rental adjustment pursuant to Section 3.1(b) hereof.

2.3 Acknowledgement Of Commencement Date. Promptly following the Commencement Date, Landlord and Tenant shall execute a written acknowledgement of the Commencement Date, Termination Date and related matters, substantially in the form attached hereto as Exhibit C (with appropriate insertions), which acknowledgement shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute any such written acknowledgement shall not affect the determination of the Commencement Date, Termination Date and related matters in accordance with the provisions of this Lease.

2.4 Holding Over. If Tenant holds possession of the Property or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred ten percent (110%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Property or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Property or any portion thereof (except to the extent such delay is with Landlord’s prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

3. RENTAL

3.1 Minimum Rental.

(a) Rental Amounts. Tenant shall pay to Landlord as minimum rental for the Building, in advance, without deduction, offset, notice or demand, on or before the Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the following amounts per month (with the counting of such months to begin on and as of the Commencement Date):

Months	Monthly Minimum Rental

001—012	$185,261.40 ($2.8016/sq ft)

013—024	190,819.25 ($2.8856/sq ft)

025—036	196,543.82 ($2.9722/sq ft)

037—048	202,440.14 ($3.0614/sq ft)

049—050	208,513.34 ($3.1532/sq ft)

After Month 50 (if applicable)	Continued pattern with annual 3% escalations on each anniversary of Commencement Date

If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) Additional Rent (If Applicable). The minimum rental amounts specified in Section 3.1(a) do not take into account the availability of the Tenant Improvement Allowance under Section 2.2(c) above. If and to the extent that Tenant actually draws down the Tenant Improvement Allowance or any portion thereof, Tenant shall pay to Landlord as Additional Rent, payable together with monthly minimum rental as specified above:

(i) beginning on the later to occur of the Commencement Date or the first day of the first calendar month occurring after the date of actual funding of the Tenant Improvement Allowance funds (or portion thereof) drawn down by Tenant and continuing until the first anniversary of the Commencement Date, an amount each month equal to (x) the aggregate amount of the Tenant Improvement Allowance funds actually drawn down by Tenant up to and including the end of the calendar month immediately preceding the applicable payment date, (y) multiplied by eleven percent (11%) and then divided by twelve (12); and

(ii) beginning on the first anniversary of the Commencement Date, such Additional Rent shall be increased on each anniversary of the Commencement Date to one hundred three percent (103%) of the Additional Rent payable for the month immediately preceding the applicable adjustment date.

Thus, by way of illustration, if Tenant draws down a total of $1,250,000 from the Tenant Improvement Allowance during the four (4) months prior to the Commencement Date, then as of the Commencement Date, Tenant’s Additional Rent obligation shall be $11,458.33 per month; if Tenant draws down the remaining $225,000 of the Tenant Improvement Allowance during the third (3rd) month following the Commencement Date, then as of the beginning of the fourth (4th) month following the Commencement Date, Tenant’s Additional Rent obligation shall increase to $14,437.50 per month; and on the first anniversary of the Commencement Date, Tenant’s Additional Rent obligation shall increase to $14,870.63 per month (with additional 3% increases on each subsequent anniversary of the Commencement Date).

(c) Square Footage of Building. The Building was fully constructed prior to the date of this Lease, has been measured by Landlord’s Architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, has been determined to contain 66,127 square feet, which measurement is final and binding on the parties, is hereby accepted by the parties for all purposes under this Lease and is not subject to remeasurement or adjustment unless and to the extent that there is a change in the physical size of the Building.

3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due; provided, however, that for the first late payment in any twelve (12) month period, no such late charge shall be due unless Landlord first provides written notice to Tenant that the payment is past due and Tenant fails to pay the amount due within three (3) business days after Tenant’s receipt of such notice. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be. imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4. TAXES

4.1 Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items installed or placed on or in the Building and taxed as personal property rather than as real property, and/or (b) all personal property, trade fixtures and other property placed by Tenant on or about the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 6.1.

4.2 Real Property. To the extent any real property taxes and assessments on the Property (including, but not limited to, the Improvements or any portion thereof) are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. To the extent the Property and/or Improvements are taxed or assessed to Landlord following the Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease.

5. OPERATING EXPENSES

5.1 Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to forty-four and eighty-seven hundredths percent (44.87%) (“Tenant’s Operating Cost Share”) of the Operating Expenses defined in Section 5.2; provided, however, that the Tenant’s Operating Cost Share set forth in the preceding portion of this sentence shall apply only to expenses that are determined and allocated by Landlord on a Center-wide or multi-building basis, subject to any adjustments required under any other applicable provisions of this Section 5.1, and that Tenant’s Operating Cost Share shall be one hundred percent (100%) with respect to any Operating Expenses defined in Section 5.2 that are reasonably allocable solely to the Building.

(b) Tenant’s Operating Cost Share as specified in paragraph (a) of this Section with respect to Operating Expenses which are determined and allocated on a Center-wide basis is based upon an area of 66,127 square feet for the Building and upon an aggregate area of 147,362 square feet for the existing buildings owned by Landlord in the Center and consolidated with the Building for operation, maintenance, common area and Operating Expense purposes. If the actual area of the buildings owned from time to time by Landlord in the Center and consolidated with the Building for operation, maintenance, common area and Operating Expense purposes, as such area is measured in good faith by Landlord’s architect on the same basis of measurement under which the Building has been determined to contain 66,127 square feet, changes from the assumed figure set forth above as a result of a change in the physical size of one or more of such buildings, then Tenant’s Operating Cost Share as it applies to Operating Expenses that are determined and allocated on a Center-wide or multi-building basis shall be adjusted to reflect the actual areas so measured as they exist from time to time.

(c) If Landlord at any time constructs additional buildings in the Center or on any adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Center, then Tenant’s Operating Cost Share as it applies to Operating Expenses that are determined and allocated on a Center-wide or multi-building basis shall be adjusted to be equal to the percentage determined by dividing the gross square footage of the Building as it exists from time to time by the gross square footage of all buildings located in the Center or on any applicable adjacent property owned by Landlord as described above, measured using the same basis of measurement under which the Building has been determined to contain 66,127 square feet. In determining such percentage, a building shall be taken into account from and after the date on which a tenant first enters into possession of the building or a portion thereof.

5.2 Definition Of Operating Expenses.

(a) Subject to the exclusions and provisions hereinafter contained, the term “Operating Expenses” shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Improvements, the Building, the Property and the Center (or, in the case of items that are determined and allocated on a stand-

alone basis as described in Section 5.1, that portion of the Property and the Center that is reasonably allocable to the Building), including, without limitation, costs and expenses of (i) insurance (which may include, at Landlord’s option, seismic and environmental insurance), property management fees, landscaping, and the operation, repair and maintenance of buildings and Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center, the Improvements or the Building, amortized over their respective useful lives as reasonably determined by Landlord’s accountants either for federal income tax reporting purposes or pursuant to generally accepted accounting principles applied on a consistent basis, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Center, Building or Improvements, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive use rights as contemplated in Section 1.1(b) hereof. Operating Expenses shall not include any costs attributable to the initial construction of the Building or of Common Area improvements in the Center. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with tax accounting principles, as determined in good faith by Landlord’s accountants.

(b) Notwithstanding anything to the contrary contained in this Lease, the following shall not be included within Operating Expenses:

(i) Costs of maintenance or repair of the roof membrane for any building, except during periods (if any) in which costs of maintenance or repair of the roof membrane for the Building are likewise included as an Operating Expense (rather than being incurred directly by Tenant or passed through directly to Tenant);

(ii) Leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating or improving space for tenants or other occupants or prospective tenants or other occupants of the Center or of any other property owned by Landlord;

(iii) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and operating expenses payable under the lease with that tenant;

(iv) Any depreciation on the Building or on any other improvements in the Center or on any other property owned by Landlord;

(v) Expenses in connection with services or other benefits of a type that are not offered or made available to Tenant but that are provided to another tenant of the Center or of any other property owned by Landlord;

(vi) Costs incurred due to Landlord’s violation of any terms or conditions of this Lease or of any other lease relating to the Building or to any other portion of the Center or of any other property owned by Landlord;

(vii) Amounts paid to any Affiliate of Landlord for management or other services on or to the Center or any portion thereof or any other property owned by Landlord, or for supplies or other materials, to the extent that the cost of the services, supplies or materials exceeds the cost that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis;

(viii) All interest, loan fees and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other amounts payable under any ground or underlying lease, or under any lease for any equipment ordinarily considered to be of a capital nature (except (A) janitorial equipment which is not affixed to the Building and/or (B) equipment the cost of which, if purchased, would be considered an amortizable Operating Expense under the provisions of this Section 5.2, notwithstanding the capital nature of such equipment);

(ix) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(x) Advertising and promotional expenditures;

(xi) Costs of repairs and other work occasioned by fire, windstorm or other casualty of an insurable nature, except to the extent of any applicable deductible amounts under insurance actually carried by Landlord;

(xii) Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority or of this Lease or any other lease of any portion of the Center or any other property owned by Landlord, or due to Landlord’s negligence or willful misconduct;

(xiii) Costs for sculpture, paintings or other objects of art, and for any insurance thereon or extraordinary security in connection therewith;

(xiv) Wages, salaries or other compensation paid to any executive employees above the grade of building manager;

(xv) The cost of correcting any building code or other violations which are Landlord’s responsibility and which were violations prior to the Commencement Date; and

(xvi) The cost of containing, removing or otherwise remediating any contamination of the Center (including the underlying land and groundwater) by any toxic or hazardous materials (including, without limitation, asbestos and PCBs).

5.3 Determination Of Operating Expenses. On or before the Commencement Date and during the last month of each calendar year of the term of this Lease (“Lease Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Commencement Date, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

5.4 Final Accounting For Lease Year.

(a) Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord’s books and records, which statement shall be final and binding on Landlord and Tenant (except as provided in Section 5.4(b)). If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Lease Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

(b) At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 5.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Lease Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the San Mateo County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Lease Year, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Lease Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Lease Year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit within thirty (30) days after Landlord receives Tenant’s written demand for such payment, accompanied by invoices or other evidence reasonably supporting the costs and expenses for which such payment or reimbursement is claimed. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 5.4.

5.5 Proration. If the Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

6. UTILITIES

6.1 Payment. Commencing with the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Building (other than any separately metered costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 5.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Building. In the event that any of such services supplied to the Building are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 5.

6.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Building or Property because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 6.2, however, in the event of any interruption or failure of any service or utility to the Building that (i) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents or employees and (ii) continues for more than three (3) business days and (iii) materially impairs Tenant’s ability to use the Building for its intended purposes hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the Building, and such abatement shall continue until Tenant’s use of the Building is no longer materially impaired thereby.

7. ALTERATIONS; SIGNS

7.1 Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Building or the Property, other than interior non-structural alterations costing less than Fifty Thousand Dollars ($50,000.00) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. Tenant shall cause any contractors engaged by Tenant for work in the Building or on the Property to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its partners, shareholders, property managers and lenders designated by Landlord for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 7.1, under no circumstances shall Tenant make any structural alterations or improvements, or any substantial changes to the roof or substantial equipment installations on the roof, or any substantial changes or alterations to the building systems, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Tenant so requests in seeking Landlord’s consent to any alterations, additions or improvements, Landlord shall specify in granting such consent whether Landlord intends to require that Tenant remove such alterations, additions or improvements (or any specified portions thereof) upon expiration or termination of this Lease. Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with any alterations, additions or improvements constructed or installed by Tenant under this Lease.

7.2 Title To Alterations. All alterations, additions and improvements installed in, on or about the Building or the Property shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture and equipment and trade fixtures. Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Notwithstanding any other provisions of this Article 7, however, (a) under no circumstances shall Tenant have any right to remove from the Building or the Property, during the term of this Lease or at the expiration or termination of this Lease, any lab benches, fume hoods, cold rooms or other similar improvements and equipment existing in the Building on the Commencement Date, except with

Landlord’s written consent (which consent may take the form of either (i) a separate written consent or (ii) a written approval of plans for proposed alterations or improvements, if and to the extent that such plans specifically show the removal or relocation of any existing lab benches, fume hoods, cold rooms or other similar improvements or equipment as part of the proposed alterations or improvements), and (b) if Tenant requests Landlord’s written consent to any alterations, additions or improvements under Section 7.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord’s consent to the requested alterations, additions or improvements.

7.3 Tenant Fixtures. Subject to the final sentence of Section 7.2 and to Section 7.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any fixtures which are affixed to the Building or the Property or which affect the exterior or structural portions of the Building or the building systems shall require Landlord’s written approval, which approval shall not be unreasonably withheld or delayed. Subject to the provisions of Section 7.5, the foregoing shall apply to Tenant’s signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Section 7.3.

7.4 No Liens. Tenant shall at all times keep the Building and the Property free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Building or the Property. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Building and the Property. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

7.5 Signs. Without limiting the generality of the provisions of Section 7.3 hereof, Tenant shall have the right to display its corporate name and logo on the Building and in front of the entrance to the Building, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld, conditioned or delayed), subject to the established sign criteria for the Center and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property.

8. MAINTENANCE AND REPAIRS

8.1 Landlord’s Work.

(a) Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Property and the roof (structural portions only), exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 8.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord, (ii) is a capital expense, or any other cost or expense, not includible as an Operating Expense under Section 5.2 hereof, or (iii) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, except to the extent permitted by Section 8.1(b) below, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

(b) If Landlord fails to perform any repairs or maintenance required to be performed by Landlord on the Building under Section 8.1(a) and such failure continues for thirty (30) days or more after Tenant gives Landlord written notice of such failure (or, if such repairs or maintenance cannot reasonably be performed within such 30-day period, then if Landlord fails to commence performance within such 30-day period and thereafter to pursue such performance diligently to completion), then Tenant shall have the right to perform such repairs or maintenance and Landlord shall reimburse Tenant for the reasonable cost thereof within fifteen (15) days after written notice from Tenant of the completion and cost of such work, accompanied by copies of invoices or other reasonable supporting documentation. Under no circumstances, however, shall Tenant have any right to offset the cost of any such work against rent or other charges falling due from time to time under this Lease.

8.2 Tenant’s Obligation For Maintenance.

(a) Good Order, Condition And Repair. Except as provided in Section 8.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Building and every part thereof, wherever located, including but not limited to the roof (non-structural portions only), signs, interior, ceiling, electrical system, plumbing system, telephone and communications systems of the Building, the HVAC equipment and related mechanical systems serving the Building (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces of the Building and all other interior repairs, foreseen and unforeseen, with respect to the Building, as required.

(b) Landlord’s Remedy. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Building and make the repairs or perform the maintenance necessary to restore the Building to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

(c) Condition Upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Building and the Improvements, including any additions, alterations and improvements thereto (except for items which Tenant is permitted and elects to remove, or is required to remove, pursuant to the provisions of this Lease), broom clean, in good and sanitary order, condition and repair, ordinary wear and tear excepted, first, however, removing all goods and effects of Tenant and all and fixtures and items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 7.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in material default hereunder unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Property by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

9. USE OF PROPERTY

9.1 Permitted Use. Subject to Sections 9.3, 9.4 and 9.6 hereof, Tenant shall use the Building solely for a laboratory and research and development facility, which use may include (but is not limited to) wet chemistry and biology labs, clean rooms, storage and use of toxic and radioactive materials (subject to the provisions of Section 9.6 hereof), storage and use of laboratory animals, administrative offices, and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of South San Francisco and other governmental agencies having jurisdiction over the Building), and for no other purpose, unless Landlord in its sole discretion otherwise consents in writing.

9.2 [Omitted.]

9.3 No Nuisance. Tenant shall not use the Property for or carry on or permit upon the Property or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Building or the Property, nor commit or allow to be committed any waste in, on or about the Property. Tenant shall not do or permit anything to be done in or about the Property, nor bring nor keep anything therein, which will in any way cause the Property to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

9.4 Compliance With Laws. Tenant shall not use the Property or permit the Property to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Building and Improvements equipped with all safety appliances required by law, ordinance or insurance on the Property, or any order or regulation of any public authority, because of Tenant’s particular use of the Property. Tenant shall procure all licenses and permits required for use of the Property. Tenant shall use the Property in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Property by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Property (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Property. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Building or other particular use of the Property shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

9.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

9.6 Environmental Matters.

(a) For purposes of this Section, “hazardous substance” shall mean (i) the substances included within the definitions of the term “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the substances included within the definition of “hazardous substance” under the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the substances included within the definition of “hazardous materials” under the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code §§ 25500 et seq., and regulations promulgated thereunder, as amended, (iv) the substances included within the definition of “hazardous substance” under the Underground Storage of Hazardous Substances provisions set forth in California Health & Safety Code §§ 25280 et seq., and (v) petroleum or any fraction thereof; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery

Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code §§ 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; and “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL.

(b) Without limiting the generality of the obligations set forth in Section 9.4 of this Lease:

(i) Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except that Tenant, in connection with its permitted use of the Property as provided in Section 9.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.

(ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees (“Tenant’s Hazardous Substances”), and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Property from time to time.

(iii) Tenant shall not (A) operate on or about the Property any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Property for ninety (90) days or more, nor (C) conduct any other activities on or about the Property that could result in the Property being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Center in violation of any federal or California laws or in violation of the terms of any federal or state licenses or permits held by Tenant.

(iv) Tenant shall not install any underground storage tanks on the Property without the prior written consent of Landlord and prior approval by all applicable governmental authorities. If and to the extent that Tenant obtains all such required consents and approvals and installs any underground storage tanks on the Property, Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to underground storage tanks installed by Tenant or its agents or employees or at the request of Tenant (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.

(v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the Commencement Date, and shall update such information at least annually, on or before each anniversary of the Commencement Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

(A) A list of all hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Property.

(B) All Material Safety Data Sheets (“MSDS’s”), if any, required to be completed with respect to operations of Tenant at the Property from time to time in accordance with Title 26, California Code of Regulations § 8-5194 or 42 U.S.C. § 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS’s.

(C) All hazardous waste manifests, if any, that Tenant is required to complete from time to time under California Health & Safety Code § 25160, any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with its operations at the Property.

(D) Any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations at the Property, pursuant to California Health & Safety Code §§ 25500 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(E) Any Air Toxics Emissions Inventory Plan required from time to time with respect to Tenant’s operations at the Property, pursuant to California Health & Safety Code §§ 44340 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(F) Any biennial Hazardous Waste Generator reports or notifications furnished by Tenant to the California Department of Toxic Substances Control or other applicable governmental authorities from time to time pursuant to California Code of Regulations Title 22, § 66262.41, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations at the Property.

(G) Any Hazardous Waste Generator Reports regarding source reductions, as required from time to time pursuant to California Health & Safety Code §§ 25244.20 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations at the Property.

(H) Any Hazardous Waste Generator Reports or notifications not otherwise described in the preceding subparagraphs and required from time to time pursuant to California Health & Safety Code § 25153.6, California Code of Regulations Title 22, Division 4.5, Chapter 12, §§ 66262.10 et seq. (“Standards Applicable to Generators of Hazardous Waste”), any other regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations at the Property.

(I) All industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations on the Property, and all air quality management district permits issued to or held by Tenant from time to time in connection with its operations at the Property.

(J) Copies of any other lists or inventories of hazardous substances and/or wastes on or about the Property that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(vi) Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials for which Tenant has secured prior written approval of the California Department of Health Services (or other governmental authority then having primary regulatory jurisdiction over such matters) and delivered to Landlord a copy of such approval. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its business operations on the Property;

(B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with the operation of Tenant’s business on the Property from time to time, to the extent not already disclosed through delivery of a copy of a California Department of Health Services approval (or approval by any other governmental authority then having primary regulatory jurisdiction over such matters) with respect thereto as contemplated above; and

(C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with the operation of Tenant’s business on the Property from time to time.

(vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes or substances or radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes or substances or radiation or radioactive materials into the environment, and shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release.

(viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 9.6(b), or (B) any receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance or waste or any radioactive material or radiation on or about the Property as a proximate result of Tenant’s use of the Property or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

(ix) Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances or wastes or radiation or radioactive materials. Upon request, Tenant shall grant Landlord reasonable access at reasonable times to the Property to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances or wastes or radiation or radioactive materials, provided that (A) Landlord shall use reasonable efforts to avoid any unreasonable interference with Tenant’s business operations in exercising such access and inspection rights, without thereby being deemed guilty of any disturbance of Tenant’s use or possession and without being liable to Tenant in any manner, and (B) Tenant may require that the person(s) exercising Landlord’s access, review and inspection rights be accompanied by an employee or representative of Tenant while such person(s) are in the Building.

(x) Notwithstanding Landlord’s rights of inspection and review under this Section 9.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 9.6(b).

(xi) If Tenant receives, handles, uses, stores, transports, generates, treats and/or disposes of any hazardous substances or wastes or radiation or radioactive materials on or about the Property at any time during the term of this Lease, then no later than thirty (30) days after the termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on and about the Property. Such study shall be based on a reasonable and prudent level of tests and investigations of the Property and surrounding areas (if appropriate), which tests shall be conducted no earlier than the earliest of (i) the date of termination or expiration of this Lease; (ii) the date Tenant shall have vacated the Building; or (iii) the date Tenant shall have ceased operations involving hazardous substances within the Building. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease.

(c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Property of any hazardous substances or wastes or radiation or radioactive materials as of the Commencement Date (other than Tenant’s Hazardous Substances and other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Property) of any hazardous substances or wastes or radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees.

(d) The parties acknowledge that nothing in this Section 9.6 is intended to impose on Tenant any responsibility or liability for any hazardous substances or wastes or radiation or radioactive materials present on the Property as of the Commencement Date (other than as a result of any intentional misconduct or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), but also acknowledge that nothing in the preceding portion of this sentence is intended to exculpate Tenant from responsibility or liability for any exacerbation of any such pre-existing conditions as a result of any breach of Tenant’s obligations under this Section 9.6.

(e) The provisions of this Section 9.6 shall survive the termination of this Lease.

10. INSURANCE AND INDEMNITY

10.1 Insurance.

(a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with limits of liability of not less than (i) Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and death, and Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage, or (ii) a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage. Such insurance shall name Landlord, its general partners, its property manager and any lender holding a deed of trust on the Property from time to time (as designated in writing by Landlord to Tenant from time to time) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, products/completed operations coverage on terms and in amounts (A) customary in Tenant’s industry for companies engaged in the marketing of products on a scale comparable to that in which Tenant is engaged from time to time and (B) mutually satisfactory to Landlord and Tenant in their respective reasonable discretion.

(b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage.

(c) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP1030]” or its equivalent) for the shell of the Building and for the improvements in the Common Areas of the Property, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance shall include earthquake and environmental coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant or by any predecessor tenant in the Building or on or about the Property, except to the extent (if any) expressly provided in paragraph (d) below or otherwise expressly agreed in writing by Landlord and Tenant.

(d) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss-Special Form [CP1030]” or its equivalent) for the tenant improvements existing in the Building on the Commencement Date and on all other alterations, additions and improvements installed by Tenant from time to time in or about the Building, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c) above, in which event Tenant shall be named as an insured only with respect to the portion of the policy that covers tenant improvements as described in this paragraph (d). Tenant shall cooperate with Landlord in the preparation of a mutually approved initial list or schedule of such existing improvements as of the Commencement Date, for purposes of identifying the items Landlord is responsible for insuring under this paragraph (d), and Tenant shall thereafter provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, an updated version of such list or schedule (the intended purpose of such updating being to reflect any addition, modification or removal of any items that would have the effect of adding them to or eliminating them from the scope of Landlord’s insurance obligation under this paragraph (d)). Landlord, in its discretion, may elect from time to time to obtain appraisals of any or all alterations, additions, improvements and tenant improvements (if any) which Landlord is required to insure hereunder. Landlord shall have no obligation or liability with respect to any underinsurance of items described in this paragraph (d) that results from Tenant’s failure to keep Landlord informed from time to time, on a current basis, of the identification and insurable value of such items.

10.2 Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.

10.3 Workers’ Compensation. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working on the Property. In addition, Tenant shall maintain in full force and effect during the term of this Lease employer’s liability coverage with limits of liability of not less than One Hundred Thousand Dollars ($100,000) per accident, One Hundred Thousand Dollars ($100,000) per employee for disease, and Five Hundred Thousand Dollars ($500,000) policy limit for disease.

10.4 Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Property or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered, and only to the extent of such coverage, by casualty insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any casualty insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

10.5 Increase In Premiums. Tenant shall do all acts and pay all expenses necessary to insure that the Property is not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Property complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Property to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Property and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

10.6 Indemnification.

(a) Tenant shall indemnify, defend and hold Landlord and its partners, shareholders, officers, directors, agents and employees harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Property by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord and its partners, shareholders, officers, directors, agents and employees shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Property, or for injuries to Tenant, its agents or third persons in or upon the Property, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Property.

(b) Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, agents and employees harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise in, on or about the Property by reason of any negligence or willful misconduct or omission by Landlord, its agents or employees.

10.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage and liability insurance provided under a blanket policy shall include per location aggregate limits meeting or exceeding the limits required under this Article 10.

11. SUBLEASE AND ASSIGNMENT

11.1 Assignment And Sublease Of Building. Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Building or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto (to the extent such consent is required hereunder) shall be void. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment for which consent is requested solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of any adjacent property owned or operated by Landlord, unless the proposed use is within the permitted uses specified in Section 9.1, in which event it shall not be reasonable for Landlord to object to the proposed use. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) an initial public offering of the common stock of Tenant shall not be deemed to be an assignment hereunder; (ii) any transfer of Tenant’s stock during any period in which Tenant has a class of stock listed on any recognized securities exchange or traded in the NASDAQ over-the-counter market shall not be deemed to be an assignment hereunder; (iii) any transfer of Tenant’s stock in connection with a bona fide financing, capitalization or recapitalization of Tenant shall not be deemed to be an assignment hereunder, provided that such financing, capitalization or recapitalization does not result in a material reduction in Tenant’s net worth or materially change the nature of Tenant’s ongoing business as a going concern; and (iv) Tenant shall have the right to assign this Lease or sublet the Building, or any portion thereof, without Landlord’s consent (but with prior or concurrent written notice by Tenant to Landlord, except to the extent Tenant is advised by its counsel that such prior or concurrent notice would be in violation of applicable law, in which event Tenant shall give such written notice as soon as reasonably possible after the giving of such notice is no longer in violation of applicable law), to any Affiliate of Tenant, or to any entity which results from a merger or consolidation with Tenant, or to any entity which acquires substantially all of the stock or assets of Tenant as a going concern (hereinafter each a “Permitted Transfer”). For purposes of this Lease, an “Affiliate” of a party shall mean any entity in which that party owns at least a twenty percent (20%) equity interest, any entity which owns at least a twenty percent (20%) equity interest in that party, and/or any entity which is related to that party by a chain of ownership interests involving at least a twenty percent (20%) equity interest at each level in the chain. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 11.1, however, the provisions of Section 11.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

11.2 Rights Of Landlord.

(a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Building or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Building as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant which remains uncured following the expiration of any applicable cure period, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 11.2(c), below).

(b) Upon any assignment of Tenant’s interest in this Lease for which Landlord’s consent is required under Section 11.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) the unamortized cost of any leasehold improvements previously made in the Building and paid for by Tenant, (ii) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Building in connection with such assignment, (iii) any real estate commissions and/or attorneys’ fees incurred by Tenant in connection with such assignment, and (iv) any economic consideration received by Tenant as bona fide, reasonable compensation for services rendered by Tenant to the assignee and/or personal property sold or leased by Tenant to the assignee.

(c) Upon any sublease of all or any portion of the Building for which Landlord’s consent is required under Section 11.1 hereof, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the rental due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the entire Building for the applicable period under this Lease) to reflect the size of the subleased portion of the Building, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Building (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the term of the sublease, (iii) any real estate commissions and/or attorneys’ fees incurred by Tenant in connection with such sublease, amortized over the term of such sublease, (iv) the unamortized cost of any leasehold improvements previously made and paid for by Tenant with respect to the subleased portion of the Building, and (v) any economic consideration received by Tenant as bona fide, reasonable compensation for services rendered by Tenant to the sublessee and/or personal property sold or leased by Tenant to the sublessee.

12. RIGHT OF ENTRY AND QUIET ENJOYMENT

12.1 Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Building at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Building or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Building to prospective purchasers, to show the Building to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Property or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby, and Tenant may require Landlord and its authorized representatives exercising Landlord’s right of entry hereunder to be accompanied by an employee or representative of Tenant while they are in the Building, except in the case of emergency (in which event no accompaniment shall be required).

12.2 Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Building and the Property throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

13. CASUALTY AND TAKING

13.1 Damage or Destruction.

(a) If the Building, or the Common Areas of the Property necessary for Tenant’s use and occupancy of the Building, are damaged or destroyed in whole or in part under circumstances in which (i) repair and restoration is permitted under applicable governmental laws, regulations and building codes then in effect and (ii) repair and restoration reasonably can be completed within a period of one (1) year (or, in the case of an occurrence during the last year of the term of this Lease, within a period of sixty (60) days) following the date of the occurrence, then Landlord, as to the Common Areas of the Property and the Building Shell (as such term is defined in the Prior Lease), and Tenant, as to the Tenant Improvements (as such term is defined in the Prior Lease) in the Building, shall commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, all such repair and restoration as may be required to return the affected portions of the Property to a condition comparable to that existing immediately prior to the occurrence. In the event of damage or destruction the repair of which is not permitted under applicable governmental laws, regulations and building codes then in effect, if such damage or destruction (despite being corrected to the extent then permitted under applicable governmental laws, regulations and building codes) would still materially impair Tenant’s ability to conduct its business in the Building, then either party may terminate this Lease as of the date of the occurrence by giving written notice to the other within thirty (30) days after the date of the occurrence; if neither party timely elects such termination, or if such damage or destruction does not materially impair Tenant’s ability to conduct its business in the Building, then this Lease shall continue in full force and effect, except that there shall be an equitable adjustment in monthly minimum rental and of Tenant’s Operating Cost Share of Operating Expenses, based upon the extent to which Tenant’s ability to conduct its business in the Building is impaired, and Landlord and Tenant respectively shall restore the Common Areas and Building Shell and the Tenant Improvements to a complete architectural whole and to a functional condition. In the event of damage or destruction which cannot reasonably be repaired within one (1) year (or, in the case of an occurrence during the last year of the term of this Lease, within a period of sixty (60) days) following the date of the occurrence, then either Landlord or Tenant, at its election, may terminate this Lease as of the date of the occurrence by giving written notice to the other within thirty (30) days after the date of the occurrence; if neither party timely elects such termination, then this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of this Section 13.1.

(b) The respective obligations of Landlord and Tenant pursuant to Section 13.1(a) are subject to the following limitations:

(i) If the occurrence results from a peril which is required to be insured pursuant to Section 10.1(c) and (d) above, the obligations of either party shall not exceed the amount of insurance proceeds received from insurers (or, in the case of any failure to maintain required insurance, proceeds that reasonably would have been available if the required insurance had been maintained) by reason of such occurrence, plus the amount of the party’s permitted deductible (provided that each party shall be obligated to use its best efforts to recover any available proceeds from the insurance which it is required to maintain pursuant to the provisions of Section 10.1(c) or (d), as applicable), and, if such proceeds (including, in the case of a failure to maintain required insurance, any proceeds that reasonably would have been available) are insufficient, either party may terminate the Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

(ii) If the occurrence results from a peril which is not required to be insured pursuant to Section 10.1(c) and (d) above and is not actually insured, Landlord shall be required to repair and restore the Building Shell and Common Areas to the extent necessary for Tenant’s continued use and occupancy of the Building, and Tenant shall be required to repair and restore the Tenant Improvements to the extent necessary for Tenant’s continued use and occupancy of the Building, provided that each party’s obligation to repair and restore shall not exceed an amount equal to five percent (5%) of the replacement cost of the Building Shell and Common Area improvements, as to Landlord, or five percent (5%) of the replacement cost of the Tenant Improvements, as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall.

(c) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 10.1(c) and (d), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

(d) From and after the date of an occurrence resulting in damage to or destruction of the Building or of the Common Areas necessary for Tenant’s use and occupancy of the Building, and continuing until repair and restoration thereof are completed, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Building is impaired.

(e) Each party expressly waives the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future law permitting the termination of a lease agreement in the event of damage to or destruction of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

13.2 Condemnation.

(a) If during the term of this Lease the Property or Improvements, or any substantial part of either, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done under color of public or other authority, then (i) this Lease shall terminate as to the entire Building at Landlord’s election by written notice given to Tenant within sixty (60) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire Building at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the Building taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the balance of the Building. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Building is impaired), Landlord shall restore the Building Shell and Common Area improvements to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the Tenant Improvements and Tenant’s other alterations, additions and improvements to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking. In connection with any such restoration, each party shall use its respective best efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Improvements. Each party waives the provisions of Code of Civil Procedure Section 1265.130 and of any other existing or future law allowing either party to terminate (or petition the Superior Court to terminate) a lease in the event of a partial condemnation or taking of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

(b) The respective obligations of Landlord and Tenant pursuant to Section 13.2(a) are subject to the following limitations:

(i) Each party’s obligation to repair and restore shall not exceed, net of any condemnation awards or other proceeds available for and allocable to such restoration as contemplated in Section 13.2(a), an amount equal to five percent (5%) of the replacement cost of the Building Shell and Common Area improvements, as to Landlord, or five percent (5%) of the replacement cost of the Tenant Improvements, as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

(ii) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of any of the Improvements, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 13.1(c), the proceeds of any insurance proceeds following loss or destruction of the applicable Improvements by an insured casualty.

13.3 Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Improvements, the Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant’s moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the Building at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 13.2(b)(ii) shall be allocated and disbursed in accordance with the provisions of Section 13.2(b)(ii), notwithstanding any contrary provisions of this Section 13.3.

13.4 Restoration Of Improvements. In connection with any repair or restoration of Improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such Improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such Improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld, conditioned or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the Building (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld, conditioned or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Building (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld or delayed).

14. DEFAULT

14.1 Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a) [Omitted.]

(b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Building continues to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Property and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Building, if such receivership remains undissolved for a period of thirty (30) days;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Building, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

(h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

14.2 Remedies Upon Tenant’s Default.

(a) Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Building or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b) Even if Tenant has breached this Lease and abandoned the Building, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Building or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Building, expenses of reletting, including necessary repair, renovation and alteration of the Building, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

14.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

15. SUBORDINATION, ATTORNMENT AND SALE

15.1 Subordination To Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Building, the Property, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Building, the Property, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence of any event of default under Section 14.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Landlord represents and warrants to Tenant that as of the date of this Lease, neither the Building nor the Center is subject to any existing ground lease, mortgage, deed of trust, sale-leaseback transaction or any other hypothecation for security.

15.2 Sale Of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Building and the Property, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

15.3 Estoppel Certificates. Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

15.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate to any declarations of covenants, conditions and restrictions affecting the Property from time to time, provided that the terms of such declarations are reasonable, do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Property, and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the property covered by such declaration(s). Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

15.5 Mortgagee Protection. If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Building, the Property, or any of them, the Buildings and/or the Property, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriff’s sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building and/or the Property shall not be:

(a) liable for any act or omission of a prior landlord or owner of the Property (including, but not limited to, Landlord);

(b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Property (including, but not limited to, Landlord);

(c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Property (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Property;

(d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Property (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Property or the Building; or

(e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property as it exists from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

16. SECURITY

16.1 Deposit.

(a) No later than the Commencement Date, Tenant shall deposit with Landlord the sum of Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00), which sum (the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults (beyond any applicable cure period) with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Property. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

(b) As an alternative to the cash Security Deposit described in Section 16.1(a), Tenant may instead deliver to Landlord an irrevocable standby letter of credit (the “Letter of Credit”) issued in favor of Landlord by a federally insured commercial bank or trust company approved in writing by Landlord (which approval shall not be unreasonably withheld), in form and substance reasonably satisfactory to Landlord, to be held by Landlord as security for the faithful performance of all the obligations of Tenant under this Lease, subject to the following terms and conditions:

(i) The amount of the Letter of Credit shall be Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00), and Tenant shall maintain the Letter of Credit in that amount in full force and effect throughout the term of this Lease and until thirty (30) days after the expiration of the term of this Lease, unless Tenant elects at any time to replace the Letter of Credit with a full cash Security Deposit in compliance with Section 16.1(a). The Letter of Credit may be for an initial one-year term, with automatic renewal provisions, provided that Landlord shall be given at least thirty (30) days prior written notice if the Letter of Credit will not be renewed as of any otherwise applicable renewal date and shall be entitled to draw against the expiring Letter of Credit if a replacement Letter of Credit is not furnished to Landlord at least twenty (20) days prior to the scheduled expiration date, as provided in Section 16.1(b)(iii)(A) below.

(ii) Landlord shall be entitled (but shall not be required) to draw against the Letter of Credit and receive and retain the proceeds thereof upon any default (beyond any applicable cure period) by Tenant in the payment of any rent or other amounts required to be paid by Tenant under this Lease, or upon the occurrence of any other Event of Default (beyond any applicable cure period) under this Lease. The amount of the draw shall not exceed the amount of the payments (if any) as to which Tenant is then in default and/or the amount reasonably necessary to cure any nonmonetary Events of Default by Tenant, and shall be applied by Landlord to the cure of the applicable default(s). Following any partial draw under this paragraph (ii), if Tenant fully cures all outstanding defaults and provides Landlord with a new Letter of Credit in the full required amount under this Section 16.1, Landlord shall surrender and return to Tenant, within ten (10) days after Tenant’s satisfaction of the foregoing conditions, the Letter of Credit under which the partial draw was made.

(iii) Landlord shall also be entitled (but shall not be required) to draw against the Letter of Credit in full and to receive the entire proceeds thereof under either of the following circumstances:

(A) If the Letter of Credit will expire as of a date prior to the date thirty (30) days after the expiration of the term of this Lease and Tenant fails to provide to Landlord an extension or replacement of such Letter of Credit, in at least the minimum amount required under this Section 16.1(b), at least twenty (20) days prior to the scheduled expiration date of the Letter of Credit; or

(B) If, as a result of a draw against the Letter of Credit by Landlord or for any other reason, the amount of the Letter of Credit falls below the minimum amount required to be maintained from time to time pursuant to this Section 16.1(b) and Tenant has failed to cause the Letter of Credit to be restored to at least the minimum required amount within ten (10) days after written demand by Landlord or, in lieu thereof, has failed to put up cash in an amount equal to the amount required to be restored (which cash, if put up by Tenant, shall be retained by Landlord as a cash security deposit in accordance with Section 16.1(a) hereof).

(iv) If Landlord draws against the Letter of Credit in any of the circumstances described in subparagraph (iii) above, Landlord shall use, apply and/or retain all or any part of the amount drawn for the cure of any then existing defaults under this Lease. Any amount drawn that is not immediately so used or applied by Landlord shall be retained by Landlord as a cash security deposit, subject to and in accordance with the provisions of Section 16.1(a).

(v) Any actual or purported withdrawal, rescission, termination or revocation of the Letter of Credit by the issuer thereof prior to the expiration of the term of this Lease (except when replaced prior to the effectiveness of such withdrawal, rescission, termination or revocation by a replacement Letter of Credit as contemplated in Section 16.1(b)(iii)(A) hereof or by a cash Security Deposit in the required amount) shall be a material breach of this Lease.

(vi) The Letter of Credit shall provide that it is governed by the International Standby Practices (ISP98), ICC Publication No. 590.

17. MISCELLANEOUS

17.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission, effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient’s office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission), to the parties at their respective addresses as follows:

To Tenant:	(prior to Tenant’s occupancy of Building under Amgen Sublease) Raven biotechnologies, inc. 1140 Veterans Boulevard South San Francisco, CA 94080 Attn: CFO Telecopier: (650) 624-2693

(after Tenant’s occupancy of Building under Amgen Sublease) RAVEN BIOTECHNOLOGIES, INC. One Corporate Drive South San Francisco, CA 94080 Attn: CFO Telecopier: (650)

with copy to:	Cooley Godward Kronish LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800 Attn: Anna B. Pope, Esq. Telecopier: (415) 693-2222

To Landlord:	Britannia Biotech Gateway Limited Partnership c/o Slough Estates USA Inc. 444 North Michigan Avenue, Suite 3230 Chicago, IL 60611 Attn: Randy Rohner Telecopier: (312) 755-0717

with copy to:	Britannia Management Services, Inc. 555 Twelfth Street, Suite 1650 Oakland, CA 94607 Telecopier: (510) 763-6262

and copy to:	Folger Levin & Kahn LLP Embarcadero Center West 275 Battery Street, 23rd Floor San Francisco, CA 94111 Attn: Donald E. Kelley, Jr. Telecopier: (415) 986-2827

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord in care of Britannia Management Services, Inc., 555 Twelfth Street, Suite 1650, Oakland, CA 94607, or at such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

17.2 Successors And Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

17.3 No Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

17.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

17.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

17.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

17.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

17.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

17.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

17.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

17.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided. Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Property, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Property, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 17.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 17.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Property financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

17.12 Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Building or any portion thereof, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.

17.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

17.14 Rules And Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such rules and regulations as Landlord may reasonably promulgate from time to time for the safety, care, cleanliness, order and use of the Improvements, the Building and the Property, provided that such rules and regulations do not expressly conflict with the terms of this Lease.

17.15 Brokers. Each party represents and warrants that no broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any broker, finder or other similar claimant.

17.16 Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgement and recordation of such document in reasonable form. If such a memorandum of lease is recorded, then upon expiration or termination of this Lease, Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Property.

17.17 Corporate Authority. Each party to this Lease represents and warrants that the person signing this Lease on behalf of such respective party is fully authorized to do so and, by so doing, to bind such party.

17.18 Execution and Delivery. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

17.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.4, 5.4, 7.2, 7.3, 7.4, 8.2(c), 9.6, 10.6, 16.1, 17.5 and 17.16 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

17.20 Parking. Landlord and Tenant agree that the Common Areas, taken as a whole, shall include parking in amounts sufficient to satisfy the minimum parking requirements of the City of South San Francisco applicable to the Property and the Center from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

“Landlord”			“Tenant”

BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership			RAVEN BIOTECHNOLOGIES, INC., a Delaware corporation

By:	SLOUGH BIOTECH GATEWAY		By:	/s/ George F. Schreiner
	INCORPORATED, a Delaware corporation, General Partner		Name:	George F. Schreiner
			Title:	CEO

	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
		Senior Vice President	By:	/s/ John Whelan
			Name:	John Whelan
			Title:	COO & CFO

EXHIBITS

EXHIBIT A	Real Property Description

EXHIBIT B	Site Plan

EXHIBIT C	Acknowledgement of Commencement Date

EXHIBIT A

REAL PROPERTY DESCRIPTION

All that certain real property in the City of South San Francisco, County of San Mateo, State of California, more particularly described as follows:

Parcel One:

Parcel C as designated on the Map entitled “PARCEL MAP NO. 89-268”, being a resubdivision of Lots 4, 5, 6 and 7 of that certain Map entitled “FINAL MAP GATEWAY CENTER” (SA-81-74) filed in the office of the Recorder of the County of San Mateo in Book 107 of Maps at Pages 27, 28, 29 and 30, which Map was filed in the Office of the Recorder of the County of San Mateo, State of California on December 12, 1989 in Book 63 of Parcel Maps at Pages 32 and 33.

Parcel Two:

A portion of that certain 0.572 acre parcel of land described in Resolution No. 900 by the City of South San Francisco, recorded August 6, 1943, in Book 1079 of Official Records of San Mateo County at Page 77, further described as follows:

A portion of Industrial Way, as shown on that certain Map entitled “Final Map Gateway Center” filed October 1, 1982, in Book 107 of Maps at Pages 27-30, San Mateo County Records, further described as follows:

Beginning at a point on the southeasterly line of said 0.572 acre parcel, also being the northwesterly line of Lot 4 as shown on said Map (104 Maps 27-30), distant thereon North 38° 42’ 41” East, 29.29 feet from the southwest corner of said Lot 4; thence along the aforementioned southeasterly line, North 38° 42’ 41” East, 356.97 feet; then northeasterly along the arc of a tangent, 980.56 foot radius curve to the left, through a central angle of 7° 19’ 26”, an arc distance of 125.34 feet to a point of reverse curvature; thence northeasterly along the arc of a tangent, 980.56 foot radius curve to the right, through a central angle of 7° 19’ 26”, an arc distance of 125.34 feet to a point of cusp, being the most northerly point of the aforementioned 0.572 acre parcel; thence along the northwesterly line of said 0.572 acre parcel, South 38° 42’ 41” West, 606.97 feet to a line which bears North 51° 17’ 19” West from the point of beginning; thence South 51° 17’ 19” East, 16.00 feet to the point of beginning.

EXHIBIT A to Lease

EXHIBIT B

SITE PLAN

EXHIBIT B to Lease

EXHIBIT C

ACKNOWLEDGEMENT OF COMMENCEMENT DATE

This Acknowledgement is executed as of                     ,             , by BRITANNIA BIOTECH GATEWAY LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and RAVEN BIOTECHNOLOGIES, INC., a Delaware corporation (“Tenant”), pursuant to Section 2.3 of the Lease dated November 21, 2006 between Landlord and Tenant (the “Lease”) covering premises located at One Corporate Drive, South San Francisco, CA 94080 (the “Property”).

Landlord and Tenant hereby acknowledge and agree as follows:

1. The Commencement Date under the Lease is                     ,            .

2. The Termination Date under the Lease shall be February 28, 2018, subject to any applicable provisions of the Lease for early termination thereof.

3. The square footage of the Building is 66,127 square feet.

4. Tenant accepts the Building and acknowledges the satisfactory condition thereof as provided in the applicable provisions of the Lease.

EXECUTED as of the date first set forth above.

“Landlord”		“Tenant”

BRITANNIA BIOTECH GATEWAY		RAVEN BIOTECHNOLOGIES, INC., a
LIMITED PARTNERSHIP, a Delaware		Delaware corporation
limited partnership

By:	SLOUGH BIOTECH GATEWAY	By:
	INCORPORATED, a Delaware	Its:
corporation, General Partner

	By:	By:
	Jonathan M. Bergschneider Senior Vice President	Its:

EXHIBIT C to Lease